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                                                               EXHIBIT 11.1

                           PREFERRED NETWORKS, INC.
                 COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                                                        Three Months      Nine Months        Nine Months
                                                           Ended             Ended              Ended
                                                        September 30,     September 30,      September 30,
                                                            1995              1996               1995
                                                            ----              ----               ----
Primary and fully diluted:
   Weighted average common stock outstanding
      during the period ................................    4,138,496       12,139,292         4,138,496
   Series A Redeemable Convertible Preferred
      Stock and Series B Redeemable
      Convertible Preferred Stock dividends
      through January 31, 1996 converted
      into Common Stock upon consummation
      of initial public offering (1) ...................      855,492          200,336           855,492
   Effect of common Stock equivalents issued
      subsequent to December 18, 1994
      computed in accordance with the treasury
      stock method as required by the SEC (2) ..........    5,019,913        1,112,483         5,019,913
                                                         ------------     ------------      ------------
          Total ........................................   10,013,901       13,452,111        10,013,901
                                                         ============     ============      ============


Net loss ............................................... $   (676,365)    $ (5,486,486)     $ (1,704,862)
                                                         ============     ============      ============

Pro forma net loss per share of Common Stock ........... $       (.07)    $       (.41)     $       (.17)
                                                         ============     ============      ============



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(1)     Pro forma net loss per share reflects securities and dividends converted into Common Stock upon consummation of the initial public offering as if such conversion had occurred at the beginning of the fiscal year. A portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock is excluded here but reflected below as cheap stock.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents (including a portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.